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                                 US LIQUIDS INC.
                               71 Quiet Oak Circle
                           The Woodlands, Texas 77381


                                 NOTE AGREEMENT

                                December 13, 1996

Sanifill, Inc.
(herein called "Sanifill")
Each Sanifill Affiliate (as hereinafter defined) which becomes bound by certain provisions of this Agreement as hereinafter provided
 (together with Sanifill, the "Holders")
c/o Sanifill, Inc.
2777 Allen Parkway, Suite 700
Riviana Building
Houston, Texas 77019

Ladies and Gentlemen:

     1. GENERAL PROVISIONS. Under an Asset Purchase Agreement dated December 2, 1996 (the "Acquisition Agreement"), among US Liquids Inc., a Delaware corporation (the "Company"), Sanifill, Campbell Wells, L.P., a Delaware limited partnership ("CW"), and Campbell Wells NORM, L.P. ("CWN"), both of which are Affiliates of Sanifill, the Company is this date purchasing (or designating under Section 11.04 of the Acquisition Agreement that there be transferred to an Affiliate of the Company) substantially all of the assets of each of CW and CWN in exchange for (i) a Promissory Note of the Holder dated the date of this Agreement, payable to the order of Sanifill in the original principal amount of $27,800,000 (the "Note" or "Notes"), (ii) a Warrant for the purchase of 2,000,000 shares of Common Stock, $.01 par value per share, of the Company, and (iii) the assumption by the Company of certain designated liabilities of each of CW and CWN.

          This Note Agreement (this "Agreement") is the "Note Purchase Agreement" referred to in Section 8.02(c) of the Acquisition Agreement, and sets forth certain agreements made by the Company to induce Sanifill to accept the Note as partial consideration for the assets of CW and CWN being sold to the Company under the Acquisition Agreement.

          With respect to the Note, the Company and Sanifill agree as follows:

     2.   [INTENTIONALLY DELETED]

     3. CONDITIONS OF CLOSING. The obligation of Sanifill to accept the Note is subject to the satisfaction of the following conditions on or before the Closing Date:

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          3A.  OPINION OF COMPANY'S COUNSEL.  Sanifill shall have received from counsel for the Company, who shall be acceptable to Sanifill, a favorable opinion reasonably satisfactory to Sanifill and substantially in the form of EXHIBIT A attached hereto.

          3B. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties in paragraph 8 shall be true in all material respects on and as of such Closing Date, except to the extent of changes caused by the transactions herein contemplated; no Event of Default or Default shall exist on the Closing Date; and the Company shall have delivered to Sanifill an Officer's Certificate, dated the Closing Date, to both such effects.

          3C. EXECUTION PERMITTED BY APPLICABLE LAWS. The execution and delivery of the Note to Sanifill on the terms and conditions herein provided shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject any Holder to any tax (other than any tax on income earned), penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation.

          3D. PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all related documents shall be reasonably satisfactory in substance and form to Sanifill, and Sanifill shall have received such counterpart originals or certified or other copies of such documents as Sanifill may reasonably request. In this connection, the Company shall deliver to Sanifill:

          (i) copies of its certificate of incorporation (certified as of a recent date by the Secretary of the State of Delaware) and its by-laws (certified by its Secretary) as in effect on the date of Closing;

          (ii) copies (certified by its Secretary) of all corporate action taken by the Company to authorize the signing, delivery and performance of this Agreement, and the Note; and

          (iii) certificates of incumbency and specimen signatures of the Company's officers authorized to sign and deliver this Agreement and the Note.

          3E. CERTIFICATE OF GOOD STANDING. Sanifill shall have received a certificate of existence and a certificate of good standing for the Company issued by the Secretary of State of Delaware or other certificates of qualification to do business as a foreign corporation in each other state in which the Company is required by law to be qualified to do business, each, dated as of a date not more than twenty days prior to Closing.

          3F.  [INTENTIONALLY DELETED]

          3G.  [INTENTIONALLY DELETED]

          3H.  [INTENTIONALLY DELETED]

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          3I.  GUARANTY AGREEMENT.  You shall have received a signed counterpart of the Guaranty Agreement from each Subsidiary (other than a Subsidiary organized under the law of any jurisdiction other than any of the United States or any of its territories).

          3J.  [INTENTIONALLY DELETED]

     4.   PREPAYMENTS.

          Until the Notes have been paid in full, the principal and accrued interest shall be due and payable in accordance with the terms and conditions provided for in the Note.

     5. AFFIRMATIVE COVENANTS. So long as any Note is outstanding and unpaid, the Company covenants as follows:

          5A.  REPORTING REQUIREMENTS.

          5A(1)     GENERAL INFORMATION.  The Company covenants that it will
deliver to each Significant Holder:

          (i) as soon as practicable and in any event within 50 days after the end of each quarterly period (other than the fourth quarterly period) in each fiscal year,

               (1) Consolidated statements of income, stockholders' equity and cash flows for the period from the beginning of the current fiscal year to the end of such quarterly period, and

               (2) a Consolidated balance sheet as at the end of such quarterly period,

     setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with generally accepted accounting principles, subject to changes resulting from normal year-end adjustments and the exclusion of footnote disclosures required by generally accepted accounting principles;

          (ii) as soon as practicable and in any event within 100 days after the end of eachfiscal year,

               (1) Consolidated statements of income, stockholders' equity and cash flows for such year, and

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               (2)  a Consolidated balance sheet as at the end of such year,

     setting forth in each case in comparative form corresponding Consolidated figures from the preceding annual audit, all in reasonable detail and reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit;

          (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission), other than reports pursuant to Section 16(a) of the Exchange Act, registration statements on Form S-8, annual reports on Form 11-K and registration statements on any equity securities pursuant to any "shelf" registration under the Securities Act which does not involve an underwritten public offering;

          (iv) promptly upon receipt thereof, a copy of each other report (including, without limitation, management letters) submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;

          (v) promptly upon receipt thereof, a copy of each report, survey, study, evaluation, assessment or other document prepared by any consultant, engineer, Environmental Authority or other Person relating to compliance by the Company or any Subsidiary with any Environmental Requirements; and

          (vi) with reasonable promptness, such other financial data as a Significant Holder may reasonably request;

          5A(2)     QUARTERLY OFFICER'S CERTIFICATES.  Together with each
delivery of financial statements required by clauses 5A(i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance with the provisions of paragraphs 6A, 6B, 6C(2) and 6D and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto;

          5A(3)     ANNUAL ACCOUNTANT'S LETTER.  Together with each delivery
of financial statements required by clause 5A(ii) above, the Company will deliver to each Significant Holder a certificate of the independent public accountants giving the report on such financial statements stating that, in making the audit necessary for their report, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. The accountants, however, shall not be liable to anyone as a result of this provision by reason of their failure to obtain knowledge of any Event of Default or

                                       4
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Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards;

          5A(4)     SPECIAL INFORMATION.  The Company also covenants that within
10 Business Days after any Responsible Officer obtains knowledge of:

          (a)  an Event of Default or Default;

          (b) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole;

          (c) legal proceedings filed against the Company and/or any Subsidiary, which, if determined adversely, reasonably could be expected to have a material adverse effect on the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole;

          (d) a default under any agreement or note evidencing Debt for which the Company or any Subsidiary is liable, which individually or in the aggregate with all other agreements and notes in default for which the Company or any Subsidiary is liable, exceed $1,000,000;

          (e) any (i) Environmental Liabilities, (ii) pending, threatened or anticipated Environmental Proceedings, (iii) Environmental Notices, (iv) Environmental Judgments and Orders, or (v) Environmental Releases at, on, in, under or in any way affecting the Properties, which, in any such case, reasonably could be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole; or

          (f) with respect to any Plan that is subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code, the Company (i) having given or being required to give notice to the Pension Benefit Guaranty Corporation that a material reportable event has occurred with respect to such Plan, (ii) having delivered notice to the Pension Benefit Guaranty Corporation of any intent to withdraw from or terminate any such Plan, or (iii) having failed to make timely a contribution to any such Plan;

the Company will deliver to Sanifill an Officer's Certificate specifying the nature and period of existence thereof and what action the Company or the Subsidiary has taken, is taking or proposes to take with respect thereto.

          5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of the Note that certifies to the Company that such holder intends to transfer the Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of any interest in the Note, except at such times as the Company is subject

                                       5
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to the reporting requirements of section 13 or 15(d) of the Exchange Act.
For the purpose of this paragraph 5B, the term "QUALIFIED INSTITUTIONAL
BUYER" shall have the meaning specified in Rule 144A under the Securities Act.

          5C. INSPECTION OF PROPERTY. The Company covenants that, at such reasonable times and as often as Sanifill may reasonably request, it will permit any Person designated by Sanifill in writing, at Sanifill's expense upon reasonable notice and without materially disrupting the operations of the Company and any Subsidiary, to:

          (i)    visit and inspect any of the Properties;

          (ii) examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom; and

          (iii) discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company or any Subsidiary
     and independent public accountants      to the Company.

          5D. MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

          5E.  MAINTENANCE OF CORPORATE EXISTENCE/COMPLIANCE WITH
LAW/PRESERVATION OF PROPERTY. The Company covenants that, except as permitted under paragraph 6C(3) and 6D, it and each Subsidiary will:

          (i) preserve, renew and keep in full force and effect the corporate existence and qualification to do business of the Company and its Subsidiaries (other than those Subsidiaries not material to the financial condition, business or operations of the Company and its Subsidiaries taken as a whole);

          (ii) comply with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and any Subsidiary except where the failure to comply could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole;

          (iii) maintain, preserve and protect all material intellectual property of the Company and its Subsidiaries; and

                                       6

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          (iv) preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition excluding normal wear and tear and damage related to force majeure.

          5F. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Company and each Subsidiary will comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all applicable Environmental Requirements, including, without limitation, all applicable regulations of the Environmental Protection Agency or other relevant federal, state or local governmental authority, where the failure to comply reasonably could be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries taken as a whole. THE COMPANY AGREES TO INDEMNIFY AND HOLD SANIFILL, SANIFILL'S OFFICERS, AGENTS AND EMPLOYEES HARMLESS FROM ANY LOSS, LIABILITY, CLAIM OR EXPENSE THAT ANY OF THEM MAY INCUR OR SUFFER AS A RESULT OF A BREACH BY THE COMPANY OR ANY SUBSIDIARY, AS THE CASE MAY BE, OF THIS COVENANT OTHER THAN AS A RESULT OF THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH PERSON. The Company shall not be deemed to have breached or violated this paragraph 5F if the Company or any Subsidiary is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with generally accepted accounting principles.

          5G. NO INTEGRATION. The Company covenants that it has taken and will take all necessary action so that the issuance of the Note does not and will not require registration under the Securities Act. The Company covenants that no future offer and sale of debt securities of the Company of any class will be made if there is a reasonable possibility that such offer and sale would, under the doctrine of "integration", subject the issuance of the Note to you to the registration requirements of the Securities Act.

          5H. FINANCIAL RECORDS. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full and correct entries (subject to normal year end adjustments and, as to interim statements, the absence of footnotes) will be made of the business and affairs of the Company or such Subsidiary under generally accepted accounting principles consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).

          5I.  ADDITIONAL GUARANTY AGREEMENTS.

          (i) The Company covenants that if any Person (other than a Person organized under the law of any jurisdiction other than any of the United States or its territories) becomes a Subsidiary after the date hereof, it will cause that Person to sign a counterpart original supplement of the Guaranty Agreement and deliver the original counterpart supplement of such agreement to you within 30 days after it has become a Subsidiary.

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          (ii) Sanifill agrees that in the case of:

          (A) a sale, transfer or other disposition (whether in a single transaction or a series of related transactions and whether by merger, consolidation or otherwise) permitted by this Agreement of all of the issued and outstanding capital stock of any Subsidiary to any Person that is not, at the time of such sale, transfer or other disposition, the Company or a Subsidiary;

          (B)  the dissolution of any Subsidiary permitted by this Agreement; or

          (C) the release of any Subsidiary from all guarantees of Debt of the Company;

     then automatically and without further action upon an event described in clause (A) or (B) above and at the written request of the Company upon an event described in clause (C) above:

                (1) the Guaranty Agreement of such Subsidiary (each such Subsidiary a "RELEASED SUBSIDIARY") shall be deemed terminated and of no further force and effect; and

                (2) no holder of any Notes shall have any claim against such Released Subsidiary under such Guaranty Agreement.

          (iii) Sanifill agrees, at the expense of the Company, to execute and deliver to the Company, for the benefit of any Person, a written release, disclaimer, termination or quitclaim, and such other release documents as the Company may reasonably request to evidence such termination.

     6. NEGATIVE COVENANTS. So long as any Note is outstanding and unpaid, unless the Required Holders otherwise agree in writing, the Company covenants as follows:

          6A. NET WORTH, INTEREST COVERAGE, FIXED CHARGE COVERAGE, SENIOR OBLIGATIONS AND DEBT LIMITS. The Company covenants that it will not at any time permit:

          (i) Consolidated Net Worth to be less than $100,000, plus 100% of the value of any consideration received in connection with the issuance of any capital stock by the Company after execution of the Agreement, plus 100% of any other capital contributions or paid in equity received after execution of the Agreement, plus 50% of cumulative Consolidated Net Earnings from January 1,1997 to the most recently completed fiscal quarter (ignoring each fiscal quarter in which there was a Consolidated Net Loss during such period);

          (ii) Consolidated Earnings before Interest and Taxes to be less than 200% of Consolidated Interest Charges, net of interest income;

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          (iii)   Consolidated EBITDA to be less than (i) 75% of Consolidated
     Fixed Charges during the first twelve months following the execution of this Agreement and (ii) 100% of consolidated Fixed charges thereafter.

          (iv) Consolidated Debt less Consolidated cash to exceed 400% of Consolidated EBITDA; or

          (v) Consolidated Priority Debt to exceed 25% of Consolidated Adjusted Tangible Assets.

          6B.     DIVIDEND AND RESTRICTED INVESTMENT LIMITATION; INVESTMENT IN
FOREIGN SUBSIDIARIES.

          6B(1). DIVIDEND AND RESTRICTED INVESTMENT LIMITATION. The Company covenants that, except as otherwise permitted by the following sentence, it will not:

          (i) pay or declare any dividend on any class of its stock or make any other distribution on account of any class of its stock; or

          (ii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock; or

          (iii) make or permit any Subsidiary to make any Investments other than Permitted Investments (all of the foregoing being herein called "RESTRICTED PAYMENTS");

except out of Consolidated Net Income Available For Restricted Payments and only if

          (1) at the time of declaration of such Restricted Payment, no Default or Event of Default exists or would exist; and

          (2) the Restricted Payment is made within 60 days after the declaration thereof.

          "CONSOLIDATED NET EARNINGS AVAILABLE FOR RESTRICTED PAYMENTS" shall mean:

          (1)  $500,000;

          (2) PLUS 50% of Consolidated Net Income or minus 100% of the Consolidated Net Loss, as the case may be, for the period (taken as one accounting period) beginning on January 1, 1997, and ending as of the last day of the most recently completed fiscal quarter before any proposed Restricted Payment; PLUS

          (3) the total net cash proceeds received by the Company from the sale of its stock after December 31, 1996.

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The calculation of Restricted Payments and Consolidated Net Earnings Available
for Restricted Payments shall exclude: (x) stock splits, dividends paid, or distributions made, in stock of the Company; or (y) exchanges of stock of one or more classes of the Company, except to the extent cash or other value is involved in such exchange. The term "stock" as used in this paragraph 6B shall include warrants or options to purchase stock.

          6B(2). INVESTMENT IN FOREIGN SUBSIDIARIES. The Company covenants that it will not make any Investment in or acquire the assets of any Person that makes the major portion of its sales to Persons located outside the United States; PROVIDED THAT, this restriction shall not prohibit the Company from acquiring or maintaining its investment in any Person (i) that makes sales to Persons in Mexico and (ii) has been identified to Sanifill as a potential acquisition candidate of the Company.

          6C.     LIENS, DEBT AND OTHER RESTRICTIONS.  The Company covenants that it will not and will not permit any Subsidiary to:

          6C(1)   LIENS.  Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

          (i) Liens for taxes (including ad valorem and property taxes) and assessments or governmental charges or levies not yet due or which are being actively contested in good faith by appropriate proceedings;

          (ii) Liens associated with Consolidated Priority Debt existing as of the date hereof to the extent they do not exceed fifteen percent (15%) of Consolidated Tangible Assets;

          (iii) other Liens incidental to the conduct of its business or the maintenance, operation, construction or ownership of its property and assets (including pledges or deposits in connection with workers' compensation and social security taxes, assessments and charges, and landlords, mechanics and materialmen Liens and survey exceptions or encumbrances, easements or reservations, rights-of-way, or zoning restrictions) PROVIDED THAT (A) such Liens were not incurred in connection with the borrowing of money, or the obtaining of advances or credit or the payment of the deferred purchase price of property and (B) the existence of such Lien does not materially detract from the value of such property or assets to the Company or any Subsidiary or unreasonably interfere with the ordinary conduct of business;

          (iv) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with Debt;

          (v) (A) any right of set off or banker's lien (whether by common law, statute, contract or otherwise) in favor of any Senior Lender or any banking institution with whom the

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     Company or any Subsidiary maintains any deposit or collection account or
     (B) any other set off right in favor of any other Person arising under common law or statute; and

          (vi) Liens created by, resulting from or arising in connection with any litigation or legal proceeding involving the Company or any Subsidiary, excluding any judgment Liens in the form of attachments in aid of execution on a judgment to the extent the aggregate amount of all judgments does not exceed $1,000,000; or

          6C(2) DEBT. Create, incur, assume or suffer to exist any Debt, except:

          (i) Debt of any Subsidiary to the Company or any Wholly-Owned Subsidiary;

          (ii)   Debt of any Subsidiary under the Guaranty Agreement; or

          (iii) Debt of any Subsidiary to any other Senior Lender solely under a Guarantee of the Company's Debt provided, that (1) at the later of the date of incurrence of such Guarantee or the date on which a Guaranty Agreement and a Contribution Agreement are required to be provided pursuant to paragraph 5K, such Subsidiary is a party to each of the Guaranty Agreement and Contribution Agreement and (2) such Subsidiary has not previously been a Released Subsidiary;

          (iv)   Consolidated Priority Debt;

          (v) other Debt of Subsidiaries permitted under paragraphs 6A and 6C(2);

          (vi) other Debt of the Company (other than Debt owed to a Subsidiary) permitted under paragraphs 6A and 6C(2);

          6C(3)   MERGER OR CONSOLIDATION.  Merge, consolidate or exchange
shares with any other Person, except that:

          (i) any Subsidiary may merge or consolidate with the Company or any Wholly-Owned Subsidiary; provided, in the case of a Wholly-Owned Subsidiary, it remains a Wholly-Owned Subsidiary immediately after the merger or consolidation;

          (ii) any Subsidiary may merge or consolidate with any other Person; provided, (a) the surviving corporation or partnership becomes a Wholly-Owned Subsidiary as a result of, and remains a Wholly-Owned Subsidiary immediately after, the merger or consolidation; and (b) immediately after such merger or consolidation, no Default or Event of Default shall have occurred or exist and the Company could incur at least $1 of additional Consolidated Priority Debt under this Agreement; or

          (iii) the Company may merge or consolidate with any other corporation (including a Subsidiary) if the continuing or surviving corporation is the Company or another corporation which is organized under the laws of, and has a majority of the Assets located in, the United States or a State thereof or the District of Columbia and the continuing or surviving corporation (if not the Company) shall assume expressly the obligations of the Company hereunder and under the Notes under an agreement reasonably acceptable to Sanifill, and immediately after such merger or consolidation, no Default or Event of Default shall have occurred or exist and the Company or such continuing or surviving corporation could incur at least $1 of additional Senior Funded Debt under this Agreement; or

          6C(6) CHANGE IN BUSINESS. Enter into any business which is substantially different from that presently conducted by the Company and its Subsidiaries; PROVIDED, HOWEVER, that the Company may enter into any other nonhazardous environmental waste business not prohibited by that certain Buyer Noncompetition Agreement dated as of December 13, 1996 by and between the Company and Sanifill.

          6D.   SALE OF PROPERTY.  The Company will not, and will not permit any
Subsidiary to, Dispose of any property or assets, except:

          (i) any Subsidiary may Dispose of its assets to the Company or a Wholly-Owned Subsidiary;

          (ii) the Company may Dispose of all or substantially all its assets to any other corporation (including a Subsidiary) if the continuing or surviving corporation is organized under the laws of, and has a majority of its assets located in, the United States or a State thereof or the District of Columbia and shall assume expressly the obligations of the Company hereunder and under the Notes under an agreement reasonably acceptable to Sanifill, and immediately after such transfer, no Default or Event of Default shall have occurred or exist and the continuing or surviving corporation could incur at least $1 of additional Senior Funded Debt under this Agreement;

          (iii) the Company or any Subsidiary may Dispose of its assets so long as, immediately after giving effect to such proposed Disposition:

               (A) the consideration for such assets represents the Fair Market Valueof such assets (as determined in good faith by a Responsible Officer in the case of assets having a Fair Market Value of less than $500,000 or otherwise, the Company's Board) at the time of such Disposition; and

               (B) the consideration for such assets is less than $500,000 at the time of such Disposition; and

               (C) the net book value of all assets so Disposed of (whether or not leased back) by the Company and its Subsidiaries:

                    (1) during the prior 12 months, does not exceed 10% of Consolidated Tangible Assets; and

                    (2) after the date of this Agreement, does not exceed 20% of Consolidated Tangible Assets; and

               (D) the amount of Consolidated Operating Income produced by all assets so Disposed of (whether or not leased back) by the Company and its Subsidiaries:

                    (1) during the prior 12 months, does not exceed 20% of
               Consolidated Operating Income at the end of the most recently completed 12 months; and

                    (2) after the date of this Agreement, does not exceed 40%
               of Consolidated Operating Income at the end of the most recently completed 12 months; and

               (E)  no Default or Event of Default shall exist;

          PROVIDED, HOWEVER, if after any Disposition, the net book value of all assets Disposed of during the prior 12 months exceeds 20% of Consolidated Tangible Assets or the Consolidated Operating Income produced by all assets Disposed of during the prior 12 months exceeds 20% of Consolidated Operating Income, the Company shall, within 9 months of the date of such Disposition, apply the proceeds (net of reasonable expenses) from such Disposition to prepay, on a ratable and pro rata basis, Consolidated Senior Funded Debt or to acquire operating assets and equipment to be used in the business of the Company and its Subsidiaries.

          For purposes of this paragraph 6D:

          (iv) "DISPOSITION" means the sale, Lease, transfer or other disposition of property, and "DISPOSED OF" has a corresponding meaning to Disposition. "LEASE" means the lease of any property for more than 5 years;

          (v)  CALCULATION OF NET BOOK VALUE/CONSOLIDATED OPERATING INCOME.
     The net book value of any assets shall be determined as of the respective date of Disposition of those assets and the Consolidated Operating Income produced by any assets shall be determined using Consolidated Operating Income for the 12 month period before the respective date of Disposition of those assets; and

          (vi) SALES OF LESS THAN ALL THE STOCK OF A SUBSIDIARY. In the case of the sale or issuance of the stock of a Subsidiary, the amount of Consolidated Operating Income, or amount of Consolidated Tangible Assets, as the case may be, contributed by the stock Disposed of shall be assumed to be the percentage of outstanding stock sold or to be sold.

          6E.  SUBSIDIARY STOCK AND DEBT.  The Company will not:

          (i) directly or indirectly sell, assign, pledge or otherwise dispose of any Debt of or any shares of stock of (or warrants, rights or options to acquire stock of) any Subsidiary except to a Wholly-Owned Subsidiary and except as permitted pursuant to paragraph 6D;

          (ii) permit any Subsidiary directly or indirectly to sell, assign, pledge or otherwise dispose of any Debt of the Company or any other Subsidiary, or any shares of stock of (or warrants, rights or options to acquire stock of) any other Subsidiary, except to the Company or a Wholly-Owned Subsidiary and except pursuant to paragraph 6D;

          (iii) permit any Subsidiary to have outstanding any shares of Preferred Stock other than Preferred Stock (i) existing at the time the Subsidiary becomes a Subsidiary or (2) owned by the Company or a Wholly-Owned Subsidiary;

          (iv) permit any Subsidiary directly or indirectly to issue or sell any shares of its stock (or warrants, rights or options to acquire its stock) except to the Company or a Wholly Owned Subsidiary and except as permitted pursuant to paragraph 6C(3) and 6D;

          (v) permit the ownership of any direct or indirect interest of the Company in the equity of any Foreign Subsidiary by any Person other (a) than a Wholly-Owned Subsidiary that (1) has become a party to a Guaranty Agreement and a Contribution Agreement and (2) has no Debt (other than as provided in clause (a) above or permitted under paragraph 6C(2)(iii)) or
     (b) another Foreign Subsidiary;

          (vi) permit any Subsidiary to enter into or otherwise be bound by or subject to any contract or agreement (including, without limitation, any provision of its certificate or articles of incorporation or bylaws) that restricts its ability to pay dividends or other distributions on account of its stock; or

          (vii) permit any Subsidiary to create, incur, assume or maintain any Debt except as permitted by paragraphs 6A and 6C(2).

          6F. ERISA. The Company covenants that it will not nor permit any Subsidiary to:

          (i) terminate or withdraw from any Plan resulting in the incurrence of any material liability to the Pension Benefit Guaranty Corporation;

          (ii) engage in or permit any Person to engage in any prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject the Company or any Subsidiary to any material tax, penalty or other liability;

          (iii) incur or suffer to exist any material accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer Plan); or

          (iv) allow or suffer to exist any risk or condition which presents a risk of incurring a material liability to the Pension Benefit Guaranty Corporation.

          6G. ENVIRONMENTAL MATTERS. The Company covenants that it will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, released or managed in the ordinary course of business in compliance with all applicable Environmental Requirements where the failure to do so would not have a reasonable possibility of materially adversely affecting the business, operations or financial condition of the Company and its Subsidiaries taken as a whole and except for Hazardous Materials released in amounts which do not require remediation pursuant to applicable Environmental Requirements if remediation is required, such remediation would not have a reasonable possibility of materially adversely affecting the business, operations or financial condition of the Company and its Subsidiaries taken as a whole.

     7.   EVENTS OF DEFAULT.

          7A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

          (i) the Company defaults in the payment of any principal or interest on any Note for more than 5 Business Days after the date due; or

          (ii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation (other than a current trade payable that does not constitute Debt) issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto; or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, PROVIDED THAT the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $1,000,000; or

          (iii) any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or

          (iv) the Company fails to perform or observe any agreement contained in paragraph 6; or

          (v) the Company fails to perform or observe any other agreement contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof or after receipt by the Company of written notice of such failure; or

          (vi) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

          (vii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any Bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "BANKRUPTCY LAW"), of any jurisdiction; or

          (viii) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

          (ix) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (x) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xi) a final judgment or judgments in an amount in excess of $1,000,000, individually or in the aggregate, shall be rendered against the Company or any Subsidiary (for which no insurer has acknowledged, in writing, responsibility for liability, subject to customary deductible) and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

          (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part (being an amount equal to 20% of Consolidated Tangible Assets), or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed at least 20% of Consolidated Operating Income for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

          (xiii) any Subsidiary shall fail to comply with the terms of the Guaranty Agreement or Contribution Agreement to which it is a party beyond any applicable grace period.

          (xiv) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $2,000,000; or

          (xv) any Subsidiary or any other Person (which Sanifill reasonably believes in good faith may have the right to do so) shall disavow or attempt to terminate the Guaranty Agreement or Contribution Agreement or the Guaranty Agreement or Contribution Agreement shall cease to be in full force and effect with respect to any Subsidiary for any reason whatsoever;

then:

          (a) if such event is an Event of Default specified in clause (i) or
     (ii) of this paragraph 7A, the holder of any Note (other than the Company or any Subsidiary or Affiliate) may at its option, by written notice to the Company, declare all of the Notes held by such holder to be, and all of the Notes held by such holder shall thereupon be and become, immediately due and payable at par together with interest accrued and unpaid thereon, without presentment, demand, protest or other notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company,

          (b) if such event is an Event of Default specified in any of clauses
     (vii), (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued and unpaid thereon, without presentment, demand, protest or notice of any kind (including, without limitation, notice of intent to accelerate and notice of acceleration of maturity), all of which are hereby waived by the Company, and

          (c) if such event is any other Event of Default specified in this paragraph 7A, the Required Holder(s) of the Notes may at its or their option, by written notice to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable, together with interest accrued and unpaid thereon with respect to each Note, without presentment, demand, protest or other notice of any kind (including, without limitation, notice of intent to accelerate), all of which are hereby waived by the Company.

          7B. RESCISSION OF ACCELERATION. At any time after the Note shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences.

          7C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

          7D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, any holder of the Note may proceed to protect and enforce its rights under this Agreement and the Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon any holder of the Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

     8 . REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents and warrants as follows:

          8A. ORGANIZATION. The Company is a corporation duly organized and existing in good standing under the laws of the State of Delaware, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated or formed. SCHEDULE 8A hereto is an accurate and complete list of all Subsidiaries as of the date hereof and includes the jurisdiction of incorporation and ownership of all such Subsidiaries and indicates all Subsidiaries executing the Guaranty Agreement. The Company and each Subsidiary has the corporate or partnership power to own its respective properties and to carry on its respective businesses as now being conducted and is duly qualified and authorized to do business in each other jurisdiction in which the character of its respective properties or the nature of its respective businesses require such qualification or authorization except where the failure to be so qualified or authorized could not reasonably be expected to have a material adverse effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

          8B. FINANCIAL STATUS. The Company was formed on November ___, 1996, and as a newly formed entity, has no operations, employees, liabilities (other than for normal organizational expenses and expenses incurred in connection with the purchase of the assets pursuant to the Agreement not to exceed $200,000), obligations, properties or assets, other than cash, whether tangible or intangible, personal or real, other than as expressly provided for and described in the Acquisition Agreement.

          8C. DEFAULTS. The Company is not in default under the provisions of any agreement, document or instrument to which it is a party or which it or any of its properties is bound, which default or violation would, individual or in the aggregate, materially and adversely affect the business, financial condition, properties, prospects or operations of the Company.

          8D. ACTIONS PENDING. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.

          8E.  OUTSTANDING DEBT.   Neither the Company nor any Subsidiary has
any Debt outstanding except as permitted by paragraphs 6A and 6C(2). There is no default under the provisions of any instrument evidencing any Debt or of any agreement relating thereto.

          8F.  [INTENTIONALLY DELETED]

          8G.  [INTENTIONALLY DELETED]

          8H. CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the Company nor any Subsidiary is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Note or any Guaranty Agreement, nor the issuance of the Note, nor fulfillment of nor compliance with the terms and provisions hereof and of the Note or any Guaranty Agreement will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, the charter or by-laws of the Company or any Subsidiary, any award of any arbitrator or any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject. Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other contract or agreement (including its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Note.

          8I.  [INTENTIONALLY DELETED]

          8J.  ERISA.   The Company currently does not participate in any Plan
or Multiemployer Plan.

          8K. GOVERNMENTAL CONSENT. Assuming the representations made by you in paragraph 8 and Article IV of the Acquisition Agreement are accurate, neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Note is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than those which are made or obtained prior to Closing and routine filings after the Closing Date for the Note with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the issuance or delivery of the Note or fulfillment of or compliance with the terms and provisions hereof or of the Note.

          8L.  [INTENTIONALLY DELETED]

          8M. PERMITS, LICENSES, ETC. Assuming the representations made by you in Article IV of the Acquisition Agreement are accurate, the Company possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names, trade name rights and copyrights which are required to conduct its business, and which failure of the Company to so possess could reasonably be expected to have a material and adverse effect on the Company.

          8N. DISCLOSURE. Neither this Agreement nor any other document, certificate or statement furnished to any Holder by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any Subsidiary which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property or assets, or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to you by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby. The financial projections provided to Sanifill by, or on behalf of, the Company, are reasonable based on the assumptions stated therein and the best information available to the Responsible Officers of the Company, it being recognized by Sanifill and any Transferee that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

     9.   REPRESENTATIONS AND AGREEMENTS OF SANIFILL.

          9A.  INVESTMENT INTENT.   Sanifill is acquiring the Note for its own
account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, PROVIDED THAT the disposition of such Holder's property shall at all times be and remain within its control.

          9B. RIGHT OF SET-OFF. Sanifill agrees, and each subsequent holder of the Note, by its acceptance thereof will thereby agree, that the Note is subject to a right of set-off in favor of the Company as provided in the Acquisition Agreement.

     10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the introductory sentence and paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

          10A. TERMS.

          "ACQUISITION AGREEMENT" is defined in paragraph 1.

          "ADJUSTED CAPITAL EXPENDITURES" means any expenditures by the Company or any Subsidiary for assets to be used more than one year after the date acquired and which are properly classified as property, equipment or improvements, fixed assets, or a similar type of capitalized asset under generally accepted accounting principles, other than any expenditure to acquire
(i) the stock of a corporation which thereupon becomes a Subsidiary or (ii) all or substantially all of the assets of any Person.

          "AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "ATTRIBUTABLE DEBT" means the present value (discounted according to generally accepted accounting principles at the debt rate implicit in the lease) of the obligations of the lessee for Rental payments during the term of any lease constituting a part of a Capitalized Lease Obligation or a Sale and Leaseback Transaction.

          "AUTHORIZED OFFICER" means (i) in the case of the Company, its chief executive officer, its chief financial officer, any vice president or other officer of the Company designated as an "Authorized Officer" of the Company in the INFORMATION SCHEDULE attached hereto or any vice president of the Company designated as an "Authorized Officer" of the Company for the purpose of this Agreement in an Officer's Certificate executed by the Company's chief executive officer or chief financial officer and delivered to Sanifill, and (ii) in the case of Sanifill, any officer of Sanifill designated as its "Authorized Officer" in the INFORMATION SCHEDULE or any officer of Sanifill designated as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Sanifill in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Sanifill by any individual who on or after the date of this Agreement shall have been an Authorized

Officer of Sanifill and whom the Company in good faith believes to be an Authorized Officer of Sanifill at the time of such action shall be binding on Sanifill even though such individual shall have ceased to be an Authorized Officer of Sanifill.

          "BANKRUPTCY LAW" is defined in clause (viii) of paragraph 7A.

          "BOARD" means, for any Person, its Board of Directors or equivalent governing body.

          "BUSINESS DAY" means any day other than (i) a Saturday, a Sunday, or
(ii) a day on which commercial banks in New York City or Houston, Texas are required or authorized to be closed.

          "CAPITALIZED LEASE OBLIGATION" means any Rental obligation which, under generally accepted accounting principles, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

          "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act.

          "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

          "CLOSING DATE" means December 13, 1996.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONSOLIDATED" means the consolidated financial information of the Company and its Subsidiaries under generally accepted accounting principles.

          "CONSOLIDATED ADJUSTED TANGIBLE ASSETS" means the excess of Consolidated Tangible Assets minus 50% of Foreign Tangible Assets.

          "CONSOLIDATED DEBT" means for the Company and its Subsidiaries on a Consolidated basis at any date of determination the sum (without duplication) of:

          (i)  Debt, and

          (ii) 50% of the face amount of all letters of credit issued to support closure and post-closure liabilities of the Company and its Subsidiaries.

          "CONSOLIDATED EARNINGS BEFORE INTEREST AND TAXES" means for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, Consolidated Net Earnings, plus Consolidated Interest Charges, plus income taxes, in each case for such period.

          "CONSOLIDATED EBITDA" means for the Company and its Subsidiaries on a Consolidate basis for the four quarters most recently ended, Consolidated Earnings before Interest and taxes plus depreciation, amortization, in each case, for such period.

          "CONSOLIDATED FIXED CHARGES" means, for the Company and its Subsidiaries on a Consolidated basis, the sum (without duplication) of:

          (i) all scheduled principal payments on Debt (including all principal components of Rentals under Capitalized Lease Obligations) made during the most recently completed four fiscal quarters (the "PRIOR PERIOD");

          (ii) all Rentals (other than for Capitalized Lease Obligations) paid during the Prior Period;

          (iii) all Consolidated Interest Charges for the Prior Period on all Debt (including all imputed interest components of Rentals under Capitalized Lease Obligations);

          (iv) the amount of all dividends or other distributions made on account of any Preferred Stock during the Prior Period;

          (v) the amount of any scheduled or mandatory purchase or redemption of Preferred Stock paid or made during the Prior Period;

          (vi) the amount of actual cash taxes paid by the Company and its Subsidiaries during the Prior Period; and

          (vii) the lesser of $1,000,000 or total amount of Adjusted Capital Expenditures during the prior 12 months.

          "CONSOLIDATED INTEREST CHARGES" means, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, all interest expense (including all amortization or debt discount and expenses and imputed interest) on all Debt (including Capitalized Lease Obligations) net of interest income.

          "CONSOLIDATED NET EARNINGS" means, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, the excess of (a) gross revenues over (b) all expenses and charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves) each for the applicable period, but not including in gross revenues:

          (i) any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sales, conversions or other dispositions of capital assets,

          (ii) any gains resulting from the write-up of assets,

          (iii) any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition not included in gross revenues under generally accepted accounting principles, or

          (iv) any deferred credit representing the excess of equity in any Subsidiary of the Company at the date of acquisition over the cost of the investment in such Subsidiary,

all as determined in accordance with generally accepted accounting principles.

If the above calculation results in an amount less than zero, then for such period there shall be a "CONSOLIDATED NET LOSS" as determined below.

          "CONSOLIDATED NET EARNINGS AVAILABLE FOR RESTRICTED PAYMENTS" is defined in paragraph 6B of this Agreement.

          "CONSOLIDATED NET LOSS" means, for any applicable period, for the Company and its Subsidiaries on a Consolidated basis, the excess of (a) expenses and charges of a proper character (including current and deferred taxes on income, provision for taxes an unremitted foreign earnings which are included in gross revenues, and current additions to resources) over (b) gross revenues for the same period, but not including in gross revenues those items listed in clauses (i) through (iv), inclusive, in the definition Consolidated Net Earnings above, all as determined in accordance with generally accepted accounting principles. If the above calculation results in an amount of zero or more, then for such period there shall be "CONSOLIDATED NET EARNINGS" as determined above.

          "CONSOLIDATED NET WORTH" means, at any time, for the Company and its Subsidiaries on a Consolidated basis, shareholders' equity at such time determined in accordance with generally accepted accounting principles.

          "CONSOLIDATED OPERATING INCOME" means, for the Company and its Subsidiaries on a Consolidated basis for the four fiscal quarters most recently ended, the sum of (i) Consolidated Net Earnings, or Consolidated Net Loss, as the case may be, for such period, plus Interest Charges and provision for taxes deducted in calculating such Consolidated Net Earnings or Consolidated Net Loss and (ii) Rentals.

          "CONSOLIDATED PRIORITY DEBT" means, on a Consolidated basis at any date of determination the sum (without duplication) of (i) Consolidated Secured Debt, (ii) Attributable Debt, and (iii) aggregate amount of Debt of all Subsidiaries; PROVIDED THAT any Debt of a Subsidiary which is a party to the Guaranty Agreement (1) that consists solely of a Guarantee of Debt of the Company or (2) that is Subordinated Debt shall not be included in any calculation of Consolidated Priority Debt.

          "CONSOLIDATED SECURED DEBT" means, on a Consolidated basis at any date of determination, the sum of Capitalized Lease Obligations and any Debt of any Person which is secured by, or otherwise benefitting from, a Lien on any property, tangible or intangible, of the Company or any Subsidiary, whether or not the Company or such Subsidiary has assumed or become liable for the payment of such Debt or obligation, other than permitted under clauses (i),
(ii), (iii), (x) and (xi) of paragraph 6C(l) of this Agreement.

          "CONSOLIDATED SENIOR DEBT" means, for the Company and its Subsidiaries on a Consolidated basis at any time of determination, the excess of (a) the sum of Debt at such time, over (b) the amount of all Subordinated Debt at such time.

          "CONSOLIDATED TANGIBLE ASSETS" means, as at any date of determination, the excess of (a) the total assets of the Company and its Subsidiaries appearing on a Consolidated balance sheet prepared under generally accepted accounting principles as of the date of determination, after deducting any reserves applicable thereto and after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, over (b) the net book value of all Intangible Assets at such time.

          "DEBT" means with respect to any Person, at any date of determination,

          (i) all indebtedness for borrowed money which such Person has directly or. indirectly created, incurred or assumed; and

          (ii) all indebtedness, whether or not for borrowed money, secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed by such Person; and

          (iii) any indebtedness, whether or not for borrowed money, with respect to which such Person has become directly or indirectly liable and which represents or has been incurred to finance the purchase price (or a portion thereof) of any property or services or business acquired by such Person, whether by purchase, consolidation, merger or otherwise other than any trade payable in the ordinary course of business that is a current liability under generally accepted accounting principles; and

          (iv)   any indebtedness of the character referred to in clauses (i),
     (ii) or (iii) of this definition deemed to be extinguished under generally accepted accounting principles but for which such Person remains legally liable to the extent the market value of any assets such Person has placed in trust for the benefit of the holders of that indebtedness is less than the aggregate amount of that indebtedness; and

          (v) any indebtedness of any other Person of the character referred to in subdivision (i), (ii), (iii) or (iv) of this definition with respect to which the Person whose Debt is being determined has become liable by way of a Guarantee;

all as determined in accordance with generally accepted accounting principles, provided, however, Debt shall not include endorsement of negotiable instruments for collection in the ordinary course of business.

          "DISPOSITION" is defined in paragraph 6D of this Agreement.

          "ENVIRONMENTAL AUTHORITY" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

          "ENVIRONMENTAL JUDGMENTS AND ORDERS" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, degree or order.

          "ENVIRONMENTAL LIABILITIES" means any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

          "ENVIRONMENTAL NOTICES" means any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also shall mean (i) any written communication from any other Person threatening litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any other Person commencing litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements.

          "ENVIRONMENTAL PROCEEDINGS" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement, other than (i) applications for landfill operating permits, or airspace permits, or for amendment of any existing permit, filed by the Company or any of its Subsidiaries with any Environmental Authority, or any amendments, clarifications, supplements, correspondence, notices, or restatements thereto, or (ii) any routine reports or notices by the Company or any of its Subsidiaries filed with or made to any Environmental Authority pursuant to any landfill operating permit or airspace permit.

          "ENVIRONMENTAL RELEASES" means releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases does not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

          "ENVIRONMENTAL REQUIREMENTS" means any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" means any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

          "EVENT OF DEFAULT" means any of the events specified in paragraph 7A, PROVIDED THAT there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "FAIR MARKET VALUE" means at any time, the sale value of property that would be realized in an arm's-length sale at such time between an informed and willing buyer, and an informed and willing seller, under no compulsion to buy or sell, respectively.

          "FOREIGN SUBSIDIARY" means any Subsidiary of the Company (i) organized under the law of any jurisdiction other than any of the United States or any of its territories or (ii) that makes the major portion of its sales to persons outside the United States.

          "FOREIGN TANGIBLE ASSETS" means, as at any date of determination, the excess of (a) the aggregate assets of all of the Foreign Subsidiaries, after deducting any reserves applicable thereto and eliminating all intercompany transactions, determined in accordance with generally accepted accounting principles, over (b) the aggregate net book value of all Intangible Assets owned by Foreign Subsidiaries at such time.

          "FUNDED DEBT" means with respect to any Person, all Debt of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from the date of the creation thereof.

          "GUARANTEE" means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Debt, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the nondelivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

          "GUARANTY AGREEMENT" means the form of Guaranty Agreement attached hereto as EXHIBIT B, as it may be supplemented, amended or changed from time to time in accordance with its terms.

          "HAZARDOUS MATERIALS" means (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as deemed in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

          "HOLDERS" means with respect to the note, the Persons, either Sanifill or a Sanifill Affiliate, who is purchasing any portion of the Note.

          "INTANGIBLE ASSETS" means those assets which would be treated as intangible under generally accepted accounting principles, including, without limitation, such items as good will, trademarks, trade names, service marks, brand names, copyrights, patents, licenses, noncompete agreements and rights with respect to the foregoing, unamortized debt discount and expense, organizational expenses, and the excess of cost of purchased Subsidiaries over equity in the net assets (based on fair market value) thereof at the date of acquisition and assets located.

          "INVESTMENT" means, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any other Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

          "LIEN" means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation to a creditor, including any rights of setoff (whether by statute, common law, contract or otherwise).

          "MULTIEMPLOYER PLAN" means any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          "NOTE" or "NOTES" is defined in paragraph 1 of this Agreement.

          "OFFICER'S CERTIFICATE" means a certificate signed in the name of the Company by an Authorized Officer of the Company.

          "PERSON" means and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "PERMITTED INVESTMENTS" means

          (i) any evidence of debt, maturing not more than one year after the date of issue, issued by the United States of America, or any instrumentality or agency thereof and guaranteed fully as to principal, interest and premium, if any, by the United States of America,

          (ii) any certificate of deposit, maturing not more than one year after the date of purchase, issued by a commercial bank which is a member of the Federal Reserve System, has a Thompson Bank Watch Rating, at the time of determination, of "B" (or higher), and has a combined capital and surplus and undivided profits of at least $250,000,000,

          (iii) commercial paper, maturing not more than one year after the date of purchase, issued by a corporation (other than the Company or any Subsidiary or Affiliate) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of "P-1" (or higher) according to Moody's Investors Service, or "A-1" (or higher) according to Standard & Poor's Corporation,

          (iv) property or assets to be used by the Company or any Subsidiary in the ordinary course of business,

          (v) such other Investments in connection with any Closure Reserves as may be allowed under applicable state law, and

          (vi) loans and advances to officers and employees in the ordinary course of business.

          "PLAN" means any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

          "PREFERRED STOCK", as applied to any corporation, shall mean shares of stock of such corporation which are entitled to preference or priority over any other shares of such corporation in respect of the payment of dividends or distribution of assets upon liquidation or both.

          "PROPERTIES" means all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

          "RELATED DOCUMENT" means any Guaranty Agreement with a Subsidiary and any Contribution Agreement among Subsidiaries.

          "RELEASED SUBSIDIARY" is defined in paragraph 5I of this Agreement.

          "RENTALS" means for any period all fixed rents or charges (including as such all payments which the lessee is obligated to make on termination of the lease or surrender of the property) payable by the Company or a Subsidiary (as lessee, sublessee, license, franchisee or the like) for such period under a lease, license, or other agreement for the use or possession of real or personal property, tangible or intangible, as determined in accordance with generally accepted accounting principles.

          "REQUIRED HOLDER(S)" means the holder or holders of at least 51% of the aggregate principal amount of the Note from time to time outstanding.

          "RESPONSIBLE OFFICER" means the chief executive officer, chief operating officer, principal financial officer, principal accounting officer, treasurer or assistant treasurer of the Company or any other senior executive officer of the Company involved principally in its financial administration or its controllership function.

          "RESTRICTED PAYMENTS" is defined in paragraph 6B of this Agreement.

          "SALE AND LEASEBACK TRANSACTION" means any arrangement with any Person or to which such Person is a party providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Subsidiary to any Person to which funds have been or are to be advanced on the security of such property or rental obligations of the Company or any Subsidiary.

          "SANIFILL AFFILIATE" means any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Sanifill either directly or through Sanifill Affiliates.

          "SECURITIES ACT" means the Securities Act of 1933, as amended.

          "SENIOR FUNDED DEBT" means the excess, at any time, of (a) Funded Debt at such time, over (b) Funded Debt that is Subordinated Debt at such time.

          "SENIOR LENDER" means any Person to whom the Company or any Subsidiary owes any Debt (other than Subordinated Debt).

          "SIGNIFICANT HOLDER" means (i) you, so long as you shall hold the Note or any interest therein, or (ii) any other Person which holds Notes in the original aggregate principal amount of at least $8,000,000.

          "SUBSIDIARY" means any corporation or partnership organized under the laws of any state of the United States of America which conducts the major portion of its business in and makes the major portion of its sales to Persons located in the United States or Canada, whose accounts are or are required to be consolidated with the Company's under generally accepted accounting principles and any other corporation or partnership if Investment in or acquisition of such corporation or partnership is made in compliance with paragraph 6B(2) and its accounts are or are required to be consolidated with the Company's under generally accepted accounting principles.

          "SUBORDINATED DEBT" means any other unsecured Debt of the Company to any Person created and outstanding upon terms and conditions satisfactory to the Significant Holders.

          "THIRD PARTY" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Company's business (consistent with its practices on the Date of Closing) and on a temporary basis.

          "TRANSFEREE" means any direct or indirect transferee of all or any part of the Note by you under this Agreement.

          "VOTING STOCK" means, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          "WHOLLY-OWNED SUBSIDIARY" means any Subsidiary, all of the Voting Stock of which shall, at the time of determination, be owned by the Company or another Wholly Owned Subsidiary.

          10B. ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS. All references in this Agreement to "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A, subject in the case of, interim statements to normal year end adjustments and to the absence of footnotes.

     11.  MISCELLANEOUS.

          11A. NOTE PAYMENTS. The Company agrees that it will make payments of principal of, interest on, the Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 p.m., New York City local time, on the date due) to the account or accounts of such Holder, if any, as are specified in the INFORMATION SCHEDULE, attached hereto, or in the case of any Holder not named in the INFORMATION SCHEDULE or any Holder wishing to change the account specified for it in the INFORMATION SCHEDULE, such account or accounts in the United States as Sanifill may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.

          11B. EXPENSES. The Company agrees to pay and cause to be paid on demand, and save Sanifill, each Holder and any Transferee harmless against liability for the payment of all reasonable costs and expenses if any (including reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the Notes.

          (b) THE COMPANY AGREES TO INDEMNIFY, DEFEND AND SAVE HARMLESS SANIFILL AND ANY HOLDER OF ANY INTEREST IN THE NOTE, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ATTORNEYS, AND EACH OF THEM ("INDEMNIFIED PARTIES"), FROM AND AGAINST ALL CLAIMS, LOSSES AND LIABILITIES GROWING OUT OF OR RESULTING FROM ANY FAILURE OF THE COMPANY TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT OR THE NOTES (INCLUDING, WITHOUT LIMITATION, ENFORCEMENT OF THIS AGREEMENT); PROVIDED THAT NO INDEMNIFIED PARTY SHALL BE ENTITLED TO THE BENEFITS OF THIS SECTION 11B TO THE EXTENT ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT CONTRIBUTED TO ITS LOSS AND FURTHER PROVIDED, THAT IT IS THE INTENTION OF THE COMPANY TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE.

          (c) The obligations of the Company under Section 11B shall survive any termination of this Agreement and the payment of the Notes.

The obligations of the Company under this paragraph 11B shall survive the transfer of the Note or portion thereof or interest therein by Sanifill and the payment of any Note.

          11C. CONSENT TO AMENDMENTS. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of Sanifill or any subsequent holder of the Note. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may be amended or supplemented from time to time.

          11D. FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES. The Notes are issuable in registered form without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and a record of transfers of the Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Each installment of principal payable on each installment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the installment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note. No reference need be made in any such new Note to any installment or installments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

          11E. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of transfer, the Company shall treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person (other than any Person not an institutional investor) on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

          11F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Note, the transfer by Sanifill of any interest in the Note or portion thereof or interest therein and the payment of the Note and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of Sanifill or any Transferee. Subject to the preceding sentence, this Agreement, the Acquisition Agreement and the Note embody the entire agreement and understanding between Sanifill and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

          11G. SUCCESSORS AND ASSIGNS; TRANSFER PROVISIONS. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

          11H. DISCLOSURE TO OTHER PERSONS; CONFIDENTIALITY. The Company acknowledges that the holder of any interest in the Note may deliver copies of any financial statements and other documents or information, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement only to:

          (i) Such holder's directors, officers, employees, agents and professional consultants,

          (ii) any other holder of any interest in the Note,

          (iii) any Person to which such holder offers to sell such Note or any part thereof, PROVIDED THAT each such Person agrees in writing to observe the confidentiality standards described in this paragraph 11H,

          (iv) any Person to which such holder sells or offers to sell a participation in all or any part of the Note, PROVIDED THAT each such Person agrees in writing to observe the confidentiality standards described in this paragraph 11H,

          (v) any Person from which Sanifill offers to purchase any security of the Company, PROVIDED THAT each such Person agrees in writing to observe the confidentiality standards described in this paragraph 11H,

          (vi) any federal or state regulatory authority having jurisdiction over such holder,

          (vii) the National Association of Insurance Commissioners or any similar organization, or

          (viii) any other Person to which such delivery or disclosure may be necessary or reasonably appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party.

          11I. NOTICES. All written communications provided for hereunder (other than communications provided for under paragraph 2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and

          (i) if to any Person listed in the INFORMATION SCHEDULE attached hereto, addressed to it at the address specified for such communications in such INFORMATION SCHEDULE, or at such other address as it shall have specified in writing to the Person sending such communication; and

          (ii) if to any Holder or holder of any Note which is not a Person listed in such INFORMATION SCHEDULE, addressed to it at such address as it shall have specified in writing to the Person sending such communication or, if any such holder shall not have specified an address, then addressed to such holder in care of the last holder of such interest in the Note which shall have so specified an address to the Person sending such communication; PROVIDED, HOWEVER, that any such communication to the Company may also, at the option of the sender, be delivered by any other means either to the Company at its address specified in the INFORMATION SCHEDULE or to any authorized Officer of the Company.

Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the INFORMATION SCHEDULE or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

          11J. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

          11K. INDEPENDENCE OF COVENANTS. All covenants of the Company hereunder shall be of independent effect so that if a particular action or condition is not permitted by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the other limitations of, another covenant, shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

          11L. GOVERNING LAW. IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

          11M. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11N. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          11O. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          11P. MAXIMUM INTEREST PAYABLE. The Company and any holders of an interest in the Note specifically intend and agree to limit contractually the amount of interest payable under this Agreement, the Note, any Related Document and all other instruments and agreement related hereto and thereto to the maximum amount of interest lawfully permitted to be charged under applicable law. If applicable law is ever construed so as to tender usurious any amounts called for under this Agreement, the Note or any Related Document, or contracted for, charged, taken, reserved or received with respect to the extension of credit evidenced hereby and thereby, or if acceleration of maturity of the Note or if any prepayment by the Company results in the Company having paid, or demand having been made on the Company to pay, any interest in excess of that permitted by applicable law, then all excess amounts theretofore received by Sanifill shall be credited on the principal balance of the Note (or, if the Note have been or would thereby be repaid in full, refunded to the Company), and the provisions of this Agreement, the Note and any Related Document or demand on the Company shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder shall immediately be reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of the Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Sanifill does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to any other holders of an interest in the Note for the use, forbearance or detention of the indebtedness evidenced hereby and thereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest of account of such indebtedness does not exceed the applicable usury ceiling. As used herein, the term "INTEREST" means interest as determined under applicable law, regardless of whether denominated as interest in this Agreement, the Note or any Related Document. The provisions of this Paragraph 11P shall control over all other provisions of this Agreement, any Note and any Related Document.

          11Q. LIMITED RECOURSE. No shareholder, officer, director, officer or agent of the Company or any Subsidiary shall have any liability on the Note or under any Related Document except to the extent such Person is a party thereto or as otherwise pursuant to a written agreement expressly assumed such liability. To be effective, such agreement must refer to the Note or such Related

Document and contain an unequivocal undertaking to assume liability thereunder. Each of you and each Transferee by its acceptance of the Note, hereby waives and releases such liability.

          If you agree to the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

                              Very truly yours,

                              US LIQUIDS INC.


                              By              /s/ W. Gregory Orr
                                -----------------------------------------
                              Name:             W. Gregory Orr
                                   --------------------------------------
                              Title:               President
                                   --------------------------------------

The foregoing Agreement is
hereby accepted as of the
date first above written.


SANIFILL, INC.


By    /s/ Bryan J. Blankfield
  ---------------------------------
Name:   Bryan J. Blankfield
     ------------------------------
Title:  Assistant Secretary
     ------------------------------

                                  INFORMATION

SANIFILL                               THE COMPANY

SANIFILL, INC.                         US LIQUIDS INC.

(1)  All payments on account of the    (1) Address for Notices:
Note shall be made by wire transfer
of immediately available funds for     -----------------------------------
credit to:
                                       -----------------------------------
Account No.
            --------------             -----------------------------------

--------------------------             Attention: President

--------------------------
                                       (2) Receipt of telephonic or facsimile
                                       notices:
--------------------------
                                       (713)
--------------------------                  ---------------------

--------------------------             (713)
                                            ---------------------
--------------------------
                                       (3) Authorized Officers:
(2) Address for all notices relating
to payments:                               ----------------------

Sanifill, Inc.
2777 Allen Parkway
Suite 700, Riviana Bldg.
Houston, Texas 77019

Attention:

(4) Recipient of telephonic or
facsimile prepayment notices:

--------------------------

(713)
     ---------------------

(713)
     ---------------------

(5) Tax Identification No.:
                           -----------

(6) Authorized Officers: Michael W.
Harlan,  H. Steven Walton